AMENDMENT NUMBER ONE
                                     TO THE
                          1993 LONG-TERM INCENTIVE PLAN
                                       OF
                                  FOSSIL, INC.


         The following Amendment to the 1993 Long-Term Incentive Plan of Fossil, Inc. (The "Incentive Plan"), as authorized by the Board of Directors of Fossil, Inc. (the "Company"), is adopted as of the effective date specified herein:

          The first sentence of paragraph 4 of the Incentive Plan is amended to read as follows:

         "Common Stock Available for Award. There shall be available for Awards granted wholly or partly in Common Stock (including rights or options which may be exercised for or settled in Common Stock) during the term of this Plan an aggregate of 1,750,000 shares of Common Stock."

         This amendment shall become effective immediately upon the approval of the Amendment by the Stockholders of the Company at the 1995 Annual Meeting of Stockholders.

         Adopted this 30th day of March 1995.


         Fossil, Inc.


         By: ____________________________________
                    Tom Kartsotis
                Chairman and Chief Executive Officer